SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 0 - 22770

                                 TRANSOCEAN ASA
             (Exact name of registrant as specified in its charter)

                               Plattformveien 2-4
                                   P.O. Box 65
                                 N-4056 Tananger
                                     Norway
                            (Telephone: 47-51-694900)
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           11.25% Senior Secured Notes
                           due 2004 of Transocean ASA
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)        [ X ]              Rule 12h-3(b)(1)(ii)  [   ]
  Rule 12g-4(a)(1)(ii)       [   ]              Rule 12h-3(b)(2)(i)   [   ]
  Rule 12g-4(a)(2)(i)        [   ]              Rule 12h-3(b)(2)(ii)  [   ]
  Rule 12g-4(a)(2)(ii)       [   ]              Rule 15d-6            [   ]
  Rule 12h-3(b)(1)(i)        [   ]

Approximate number of holders of record as of the certification or notice date:

                                      NONE

Pursuant to the requirements of the Securities Exchange Act of 1934. Transocean ASA (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 31, 1996              BY:  /s/ Reidar Lund
                                        ---------------------------------------
                                        Name:  Reidar Lund
                                        Title: Administr. Direktor